UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 14, 2011

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (727) 237-51-25
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

BMB Munai, Inc. (the “Company”) has entered into a Participation Interest Purchase Agreement dated February 14, 2011 (the “Purchase Agreement”) with MIE Holdings Corporation, a company with limited liability organized under the laws of the Cayman Islands (“Parent”), and its subsidiary, Palaeontol B.V., a company organized under the laws of the Netherlands (the “Buyer”), pursuant to which the Company agreed to sell all of its interest in its wholly-owned operating subsidiary, Emir Oil LLP (“Emir”), to the Buyer (the “Sale”).  The Parent, a Hong Kong Stock Exchange listed company, is one of the leading independent upstream oil companies operating onshore in the People’s Republic of China as measured by gross production under production sharing contracts.  The initial purchase price is $170 million and is subject to various closing adjustments and the deposit of $36 million in escrow to be held for a period of twelve months following the closing for indemnification purposes. In connection with the Sale, all intercompany notes of Emir in favor of the Company will be transferred to the Buyer.  Upon consummation of the Sale, the Company will use a portion of the proceeds to repay the Company’s outstanding $60 million convertible senior notes (the “Senior Notes”) and to pay transaction costs and expenses.

The description of the proposed Sale described in this report does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Emir. The Purchase Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company intends to make an initial cash distribution to stockholders in the estimated range of $1.04 to $1.10 per share upon the closing from the Sale proceeds, after giving effect to the estimated closing adjustments and escrow holdback amount, the repayment of the Senior Notes and after providing for the payment or reserve of other projected liabilities and transaction costs.  The mid-point of the estimated initial distribution price range ($1.07) represents a premium of 19% over the prior 30-day average closing price of the Company’s common stock as reported on the NYSE Amex.  The Company intends to make a second distribution to stockholders that could range up to approximately $0.30 per share following termination of the escrow, subject to the availability of funds to be released from the escrow, actual costs incurred and other factors.

The Purchase Agreement and Sale were approved by the five independent directors of the Company, based upon a recommendation by an independent oversight committee of the board.  UBS Investment Bank advised the independent oversight committee in the transaction.

Purchase Agreement

Consideration.  The purchase price under the Purchase Agreement is $170 million.  Of that amount, $36 million will be subject to a twelve-month escrow agreement for indemnification purposes.  At, and 90 days after, the closing date, the purchase price will be adjusted to reconcile specified changes to Emir’s balance sheet occurring between December 31, 2010 and the closing date. Such adjustments will decrease the purchase price by the sum of (without duplication) the following amounts to the extent that they have increased from the December 31, 2010 balance sheet through the closing date: (a) any cash payments made by Emir to the Company or its affiliates; (b) any liabilities incurred by Emir outside of the ordinary course of business; (c) any indebtedness of Emir; (d) any off-balance liabilities incurred by Emir; and (e) any expenses of Emir incurred in connection with the Purchase Agreement.

Representations, Warranties and Covenants.  The Company and the Buyer have made representations and warranties in the Purchase Agreement customary for a transaction of this nature.  The Company has also agreed to various covenants in the Purchase Agreement, including, among other things, to conduct its business between signing and closing in the ordinary course.

Conditions to Closing.  The transaction closing is subject to the satisfaction or waiver of a number of conditions, including regulatory approvals, other customary closing conditions and the following:

•	approval by the stockholders of the Company and of the Parent;
•	approval of the holders of Senior Notes of the Company;
•	consent of the Ministry of Oil and Gas on behalf of the Republic of Kazakhstan;
•	waiver of Kazakhstan’s priority right to purchase interests in the assets in accordance with Kazakhstan’s Subsoil Use Law;
•	approval by the Hong Kong Stock Exchange;
•	satisfaction of Kazakhstan legal requirements with respect to the Company’s existing exploration contract in Kazakhstan;
•	Emir’s entry into a duly registered production contract for production of petroleum at each of the Company’s Kariman, Dolinnoe and Askaz locations; and
•	Buyer’s receipt of a valid work permit from the Kazakhstan Ministry of Labor and Social Protection for the appointment of a new general manager of Emir.

Acquisition Proposals.  The Company has agreed to not solicit or facilitate prior to closing any alternative Acquisition Proposal (as defined in the Purchase Agreement), which is generally a transaction that if effected would result in the transfer of (a) 15% or more of the voting power of the Company or Emir or (b) the assets of or interests in the Company or Emir representing 15% or more of the net revenues, net income or assets of the Company or Emir, as applicable.  The Company may, however, terminate the Purchase Agreement (subject to the termination conditions discussed below) and proceed with an alternative, unsolicited Acquisition Proposal if the Company’s board determines in good faith, after consultation with its advisers, that the Alternative Proposal would reasonably likely lead to a Superior Proposal (as defined in the Purchase Agreement) and that the failure to take action with respect to such proposal would reasonably be expected to constitute a breach of the board’s fiduciary duties.

Termination.  The Purchase Agreement may be terminated:

•	by mutual written consent of the parties;

•
by either the Buyer or the Company, if the closing has not occurred on or before August 15, 2011, or in the event that certain regulatory requirements remain outstanding, on or before November 14, 2011 (as applicable, the “End Date”);

•
by the Buyer if the Company relinquishes any portion of the Contract Areas (as defined in the Purchase Agreement), breaches its representations or warranties or fails to perform covenants or agreements that would result in the failure to satisfy the closing conditions (each a “Closing Condition Failure”);

•	by the Company if the Buyer breaches its representations or warranties or fails to perform covenants or agreements that would result in the failure to satisfy the closing conditions;

•
by either the Buyer or the Company, if any governmental authority issues an order or takes any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement and such order or other action is final and non-appealable (a “Governmental Order”);

•	by either the Buyer or the Company if the Company’s stockholders’ approval is not obtained;

•
by the Buyer if the Company changes its recommendation to its stockholders with respect to approval of the Purchase Agreement, fails to satisfy its obligations to distribute proxy materials and hold a stockholder meeting, pursues an Acquisition Proposal in breach of the terms of the Purchase Agreement, or authorizes or publicly proposes any of the foregoing (collectively, a “Proxy Solicitation Failure”);

•	by the Company in the event of a Superior Proposal;

•	by either the Buyer or the Company if the Parent’s stockholders’ approval is not obtained;

•	by the Buyer if the Company fails to solicit and obtain approval from the holders of the Senior Notes (the “Note Holder Approval”).

The Company will be required to pay a termination fee of $17 million and the Buyer’s expenses (not to exceed $3.5 million) if the Purchase Agreement is terminated by the Company due to a Superior Proposal.  The Company will be required to pay the termination fee (but not the Buyer’s expenses) if the Buyer terminates due to a Proxy Solicitation Failure, or due to a Closing Condition Failure while an Acquisition Proposal has been announced and not withdrawn, and within 12 months of such termination, the Company enters into an Alternative Acquisition Agreement (as defined in the Purchase Agreement).  The Company will be required to pay the Buyer’s expenses (but not the termination fee) if (a) either party terminates due to the failure to satisfy certain regulatory conditions that results in the closing not occurring by the End Date or a Governmental Order being issued; (b) the Buyer terminates because the Company fails to receive Note Holder Approval, or (c) either party terminates because the closing has not occurred by the applicable End Date, or the Company’s stockholders have not approved of the Purchase Agreement, and an Acquisition Proposal has been announced and not withdrawn; provided, however, that if within 12 months of such termination, the Company enters into an Alternative Acquisition Agreement, the Company will also have to pay the termination fee.

Indemnification.  The representations, warranties and covenants of the Buyer and the Company survive only for a period of twelve months following the closing date, except in cases of fraud or criminal misconduct on the part of the Company in which case survival is without limitation.  The Company will indemnify the Buyer for losses arising from the Company’s breaches of representations and warranties, failure to perform covenants, ongoing litigation matters, compliance with (and validity of) the Company’s existing exploration contract, transfer of certain payables, defects in ownership of certain facilities and pipelines, or violations of applicable environmental law.  The maximum indemnification obligation of the Company is limited to $39 million ($36 million of which will be funded into escrow at the closing), except with respect to losses arising out of fraud or criminal misconduct.  Other than with respect to certain specified representations, the Company is not required to indemnify the Buyer until the Buyer’s claims exceed $750,000 in the aggregate, at which point, the Company will be obligated to pay the entire amount of such claims regardless of the threshold.  The Company’s indemnification obligations are limited generally for a period of one year following the closing date.  The parties have made provision for an extended indemnification obligation period with respect to one potential outstanding contingent matter that relates only to the Company and should not in any instance impact Emir or the Parent or the Buyer, however, and the extended period ends on the earliest of 90 days following the final resolution of the matter such that it is not subject to judicial process or appeal, or the expiration of applicable statutes of limitations.

The Company expects to complete the closing of the Purchase Agreement and make the initial distribution to the shareholders in the third calendar quarter of 2011.

Voting Agreements

In connection with the execution of the Purchase Agreement, certain principals of the Company, who collectively own approximately 24% of the outstanding shares of the Company’s common stock, entered into voting agreements to vote their shares in favor of the Sale at the stockholder meeting.  These principals also granted to the Buyer a proxy to vote their shares of common stock in favor of the Sale and agreed to not transfer their shares prior to the expiration of the voting agreement.

Parent Obligation to Lend

In the event that closing does not occur on or before the End Date and on the End Date the condition precedent for obtaining production contracts for each of Kariman, Dolinnoe and Askaz in accordance with the Purchase Agreement has been fully satisfied, provided that the Company is not then in material breach of its representations, warranties, covenants or agreements under the Purchase Agreement, the Company has the right to require the Parent to provide debt financing in the amount of $5 million to provide available liquidity to pay the amounts that would then be owing to the Kazakhstan government in connection with the Company’s agreement to put its existing exploration contract into commercial production.  In accordance with the Purchase Agreement, the Company would issue to the Parent convertible senior notes at a purchase price equal to par value on the same terms and conditions that govern the Senior Notes and which would otherwise be pari passu with the outstanding Senior Notes.

Related Party Waivers

In connection with the Sale, Messrs. Toleush Tolmakov and Boris Cherdabayev agreed to contribute into escrow at closing (to form part of the $36 million in escrow funds described above) the entirety of the cash distributions they would otherwise be entitled to receive from the Company in the initial stockholder distribution in respect of their shares of Company common stock.  Mr. Tolmakov is the record or beneficial holder of 6,251,960 shares of common stock and is an executive officer of the Company.  Mr. Cherdabayev is the record of beneficial holder of 6,248,727 shares of common stock and is the Chairman of the Board of the Company. The result is that these two stockholders have agreed to put at risk the entire value of their common stock for the Company’s indemnification purposes, deferring until the anticipated second stockholder distribution, if any, their portion of the initial stockholder distribution.  By doing so, the Company will be able to pay to the other stockholders of the Company at the initial distribution the amount of cash that otherwise would have been paid to Messrs. Tolmakov and Cherdabayev at such time.

In addition, Mr. Cherdabayev agreed to an amendment to his consulting agreement with the Company that will defer until the escrow fund is released a $5 million extraordinary event payment that would otherwise have been payable to him by the Company upon entering into the Purchase Agreement.  In connection with the amendment to the consulting agreement, it was also agreed that the extraordinary event payment amount would be limited to the amount remaining in escrow if less than $5 million, with the possibility of it being reduced to zero if the escrow account is depleted entirely prior to the anticipated second stockholder distribution date. Payment of this Company liability to Mr. Cherdabayev will be made, if at all, before any escrow funds are distributed to the Company’s stockholders, as would have been the case had he not agreed to the amendment.  Like the contributions of the initial cash distributions that would have otherwise been received by Messrs. Tolmakov and Cherdabayev discussed above, the deferral of the extraordinary event payment will have the effect of accelerating $5 million of the Sale proceeds to the other stockholders of the Company that would have otherwise been required to fund the escrow holdback.

Upon release of the escrow funds (after payment to Mr. Cherdabayev of any amounts due to him at that time under his amended consulting agreement in respect of the extraordinary event payment), if any, Messrs. Tolmakov and Cherdabayev will receive prior to any distributions to the other stockholders the initial distributions that they contributed into escrow, to the extent remaining, with the balance of any remaining escrow and other available funds to be distributed thereafter to all of the Company’s stockholders, including Messrs. Tolmakov and Cherdabayev, pro rata in accordance with their shares of common stock of the Company.  Due to the deferral of the extraordinary event payment and contribution of initial distributions to the escrow account, as discussed above, the remaining stockholders will receive a larger initial distribution than they would otherwise receive and the risk associated with the escrowed funds will disproportionately fall on Messrs. Tolmakov and Cherdabayev.

Note Restructuring

In connection with the Purchase Agreement, the Company obtained a waiver with respect to the Company’s execution of the Purchase Agreement from holders of the Senior Notes.  The closing of the Purchase Agreement, however, remains subject to approval by the noteholders, which approval is expected in connection with the execution of the documents that will govern the restructuring of the Senior Notes described below.  As previously announced, the Company is restructuring the Senior Notes pursuant to which it is expected the Senior Notes will be amended to, among other things, (i) increase the coupon rate to 10.75%, (ii) require the Company to make a $1.0 million cash payment towards the principal balance, which will result in an adjusted principal amount of $61.4 million after giving effect to the restructure, (iii) extend the maturity date to July 13, 2013, (iv) grant the noteholders a new put option, exercisable one year prior to the new maturity date, (v) reduce the conversion price of the notes to $2.00 per share, (vi) provide additional covenant restrictions by the Company, including a prohibition on paying dividends on shares of the Company’s common stock and on the pledge or disposal of assets, (vii) provide for semi-annual principal amortization payments of 30% of the Company’s excess cash flow, and (viii) allow the noteholders to appoint a member to the board of the directors of the Company and the board of directors or similar body of Emir Oil. If the Purchase Agreement is consummated, the Company expects to redeem the Senior Notes out of the Sale proceeds prior to making the initial cash distribution to stockholders.

Certain aspects of the note restructuring will be subject to stockholder approval and may be subject to the regulatory approval of the Kazakhstan Ministry of Oil and Gas.  The Company and the noteholders continue to work toward definitive documents to restructure the notes upon the terms disclosed above and upon other additional terms.

Information Regarding SEC Filings

The Company will file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to stockholders a proxy statement that will contain information about the Company, the proposed Sale and note restructure transactions and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED TRANSACTIONS. In addition to receiving the proxy statement from the Company by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC's website at www.sec.gov or, without charge, from the Company at its website at www.bmbmunai.com. This report is not a solicitation of a proxy.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions.  Information concerning the Company’s directors and executive officers is set forth in the Company’s annual report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on June 24, 2010.  Additional information regarding the interests of the Company’s participants in the solicitation of proxies in connection with the proposed transactions will be included in the proxy statement to be filed with the SEC. The Company’s press releases and other information about the Company are available at the Company’s website.

Cautionary Note Regarding Forward-Looking Statements

This report contains “forward-looking” statements regarding the proposed Sale of Emir, the anticipated cash distributions to stockholders, the amount of such distributions, the closing of the transaction and the timing thereof, the filing of a proxy statement with the SEC, and the restructuring of the Senior Notes and the terms thereof.  All such forward-looking statements are subject to uncertainty and changes in circumstances, and there is no assurance the Sale or the note restructure will be consummated. Moreover, all forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements.  Factors that could materially affect such forward-looking statements include the failure of any one or more of the closing conditions to the Sale transaction, termination of the Purchase Agreement, and other economic, business and regulatory risks and factors identified in the Company’s periodic reports filed with the SEC.  All forward-looking statements are made only as of the date of this report and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Participation Interest Purchase Agreement, dated February 14, 2011, by and among the Company, MIE Holdings Corporation and Palaeontol B.V.*

99.1	Form of Voting Agreement

*Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: February 17, 2011	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Participation Interest Purchase Agreement, dated February 14, 2011, by and among the Company, MIE Holdings Corporation and Palaeontol B.V.*

99.1	Form of Voting Agreement

*Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted exhibit to the SEC upon request.